U.S. SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                FORM 12b-25

                         NOTIFICATION OF LATE FILING
                                  (Check One)

   [] Form 10K	[ ] Form 20-F	[ ] Form 11-K	[X ] Form 10Q	[ ] Form N-SAR


Part I-- Registrant Information

Full Name of Registrant						Larcan-TTC
Former Name if Applicable
((((((((((((((((((((((((((((((((((((((((((
Address of Principal Executive Office (Street and Number)	650 S. Taylor Ave.
((((((((((((((((((((((((((((((((((((((((((
	City, State, and Zip Code	                 			Louisville, CO   80027

Part II-- Rules 12b-25 (b) and (c)

NOT APPLICABLE

Part III-- Narrative

Appropriate Board of Directors meeting to authorize approval of submission is unable to be held until June 5, 1997.

Part IV-- Other Information

	(1) Name and telephone number of person to contact in regard to this notification

	((((Ronald Eve ((((((((((((((((303((((665-8000((((
     		(Name)		        			(Area Code)	(Telephone Number)

	(2) Have all other periodic reports required under section 13 of 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company
 Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                               									[X] Yes	[ ] No

	(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                 								[ ] Yes	[X] No

	If so, attach an explanation of the anticipated change, both narratively and quantitively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                  		((((((((((((LARCAN-TTC((((((((((((((
            				(Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.
           		Date(May 13, 1997((((((((     	By(/s/   Ronald M. Eve